news release
ELIGARD® SIX-MONTH FORMULATION APPROVED IN GERMANY

For Immediate Release	December 1, 2006
VANCOUVER, CANADA — QLT USA, Inc., a subsidiary of QLT Inc. (NASDAQ: QLTI; TSX: QLT), announced today that the Eligard ® 45 mg six-month formulation has been approved in Germany.
In September 2005, Astellas Pharma Inc. filed a Marketing Authorization Application for the Eligard (45 mg) six-month product with the German pharmaceutical regulatory authority, BfArM. Eligard is already approved in Germany and other European countries for the one-month (7.5 mg) and three-month (22.5 mg) formulations.
“The six-month formulation provides physicians with a new convenient option for patients,” said Bob Butchofsky, President and Chief Executive Officer of QLT Inc. “Eligard sales have been strong recently and we believe that this new approval will help contribute to future product growth.”
Through the first nine months of 2006, Eligard worldwide sales have been approximately US$84 million. Approval of the six-month formulation in other European countries is expected to be obtained through the mutual recognition procedure, with the German approval serving as reference. Reimbursement in Germany for the six-month formulation is expected upon launch.
About Eligard
Eligard, a palliative treatment for advanced prostate cancer, incorporates a luteinizing hormone-releasing hormone agonist, or LHRH agonist, known as leuprolide acetate with QLT USA’s proprietary Atrigel ® Delivery System. The Atrigel technology allows for sustained delivery of leuprolide acetate for periods ranging from one to six months.
Eligard works by lowering the levels of testosterone in the body, which may result in a reduction of symptoms related to the disease. Sustained levels of leuprolide decrease testosterone levels to suppress tumor growth in patients with hormone-responsive prostate cancer. The liquid Eligard products are injected subcutaneously with a small gauge needle, forming a solid implant in the body that slowly releases leuprolide as the implant is bioabsorbed.

About QLT
QLT Inc. is a global biopharmaceutical company specializing in developing treatments for eye diseases as well as dermatological and urological conditions. Together with our subsidiaries, we have combined our expertise in the discovery, development and commercialization of innovative drug therapies with our two unique technology platforms, photodynamic therapy and Atrigel®, to create products such as Visudyne® and Eligard®. For more information, visit our web site at www.qltinc.com.

QLT Inc.:
Vancouver, Canada
Therese Hayes / Bal Bains
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
Atrigel is a registered trademark of QLT USA, Inc.
Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-Synthelabo Inc.
QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”
Certain statements in this press release constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, the statement estimating market size, the statement with respect to the six-month Eligard® product’s contribution to market growth, our expectations as to the ability to obtain approval for the six-month formulation in other European countries and to obtain reimbursement upon launch, and statements containing words such as “expects,” “believes,” “potential” and similar expressions that do not relate to historical matters. These forward-looking statements are only predictions and actual events or results may differ materially. Factors that could cause actual events or results to differ materially include, but are not limited to: the risk that Astellas may be unsuccessful in its efforts to market the six-month formulation of Eligard; the anticipated market potential for Eligard may not be realized; the outcome of the appeal in German patent litigation commenced by Takeda Chemical Industries Ltd. and Wako Pure Chemical Industries, Ltd. against Astellas and Medigene in Germany with respect to Eligard may be unfavorable and could result in QLT USA, Inc. being required to pay financial damages which could be substantial; and other risk factors which are described in detail in QLT’s Annual Information Form on Form 10-K, quarterly reports on Form 10-Q, Registration Statement on Form S-4 and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on our current expectations and QLT does not assume any obligation to update such information to reflect later events or developments, except as may be required by law.